Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 15, 2026, with respect to the financial statements of CCH Holdings Ltd included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ ST & Partner PLT

ST & Partner PLT

Selangor Darul Ehsan, Malaysia

May 19, 2026